March 10, 2015 – 4:15PM - EST

Air Industries Group announces completion of acquisition of The Sterling Engineering Corporation of Barkhamsted, CT.

BAY SHORE, NY--(Marketwired – March 10, 2015) - Air Industries Group (NYSE MKT: AIRI) (Air Industries or the Company) announced today that it has completed a merger with The Sterling Engineering Corporation (Sterling) of Barkhamsted, CT.

Established in 1941 Sterling is a manufacturer of components for aircraft and land-based gas turbines. Its components are used in Pratt & Whitney, General Electric and Siemens jet turbine engines. Sterling operates a 75,000 square foot facility on more than 20 acres. The land and facility were also acquired. Current executive management and the employees of Sterling will remain in their positions.

Mr. John N. Lavieri, President of Sterling Engineering commented: “Sterling recognized the consolidation in the aerospace industry and the need to become larger and more capable to remain competitive and relevant to its customers. We believe that our merger with Air Industries Group will provide the leadership, capital and capability for Sterling to continue to prosper.”

Mr. Michael N. Taglich, Chairman of Air Industries Group, commented: “We are very excited about adding Sterling to our portfolio of companies. Sterling adds real heft to our Company’s exposure to the jet engine market, which is expected to show robust growth as a market segment, and our plan is to grow Sterling at a rate faster than that of its markets. This transaction continues an acquisition program begun with the purchase of Nassau Tool Works in June 2012. We have now purchased seven companies with combined revenue of approximately $ 40 million, nearly doubling the size of Air Industries and broadening our product line. We now operate six separate companies with a quarter of a million square feet of manufacturing space in two states. Our companies operate in three segments: Complex machining of landing gear and flight critical hardware, aerostructures and electronics, and aircraft and ground turbine components.”

For additional information, please call 631.881.4913 or by email to: ir@airindustriesgroup.com

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE MKT: AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 50 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize projected EBITDA, firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the ability to consummate contemplated acquisitions, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.